Exhibit 99.1

Corporate Headquarters One Centennial Avenue P.O. Box 6820 Piscataway, NJ 08855-6820

NEWS RELEASE

FOR IMMEDIATE RELEASE

American Standard Reports Record Second-Quarter Sales, EPS

     Piscataway, N.J. – July 16, 2003 – American Standard Companies Inc. (NYSE: ASD) today announced record second-quarter earnings of $1.83 per diluted share, up 7 percent from second quarter last year. These earnings are consistent with the company’s April estimate for the quarter of $1.78-$1.88. Sales were a record $2.265 billion, up 9 percent from a year ago. Net income rose to $133.9 million, up 6 percent.

     “We once again delivered solid results despite a tough economy,” said Fred Poses, chairman and chief executive officer. “All three business segments continued to outperform their markets, even as they faced challenging conditions, including the third year of declines in the North American commercial air conditioning equipment market, unseasonably cool weather in certain parts of the U.S., lower truck and bus production in Europe and North America, and the temporary impact of SARS.

     “Our investments in new products and marketing programs are strengthening our competitive positions, while our productivity programs and additional cost-reduction actions continue to produce significant savings needed in the current price-sensitive commercial and consumer markets. All our marketing and productivity efforts have built a strong foundation for continued short-term performance and long-term growth.

     “With today’s lack of economic vitality, we are narrowing our earnings range for the year to $5.40-$5.50 per diluted share, an increase of 7-9 percent over 2002. With an improvement in the economy, we’d exceed the new range. Last quarter, we said we needed an improvement in economic conditions to reach the high end of our 2003 earnings estimate of $5.40-$5.80 per diluted share. For the third quarter, we anticipate earnings in the range of $1.60-$1.68,” said Poses.

     “We’re well on our way to achieving our cash flow targets, which are net cash provided by operating activities of $650-$690 million and free cash flow of $410-$450 million. In addition, we expect to reduce debt to our previously announced target of $1.7 billion by year-end,” he said.

     In the second quarter, net cash provided by operating activities was $205.3 million. Free cash flow was $164.9 million, $14.6 million better than a year ago. Segment income was $263.6 million, flat with the prior year. Total operating margin for the quarter was 11.6 percent, down 1.1 percentage points. The company reduced interest expense by $2.5 million because of lower average debt. Debt now stands at $2 billion, down from $2.6 billion at the end of 1999. The tax rate was 31 percent, down from 33.3 percent a year ago.

     The tables following the news release text provide financial details, including a reconciliation of net cash provided by operating activities before proceeds from the initial sale of receivables to free cash flow, as well as results adjusted to show the impact of foreign exchange on sales, segment income and operating margin.

– MORE –

SECOND-QUARTER BUSINESS HIGHLIGHTS

     AIR CONDITIONING SYSTEMS AND SERVICES sales were $1.356 billion, up 3 percent over second quarter last year, driven by strong growth in U.S. residential and international commercial air conditioning equipment sales as well as commercial parts, service and solutions. The North American market for commercial equipment declined for the third year. Segment income was $179.9 million, down 1 percent. Productivity initiatives and residential volume growth overcame the impact of volume and price weakness in the commercial equipment part of the air conditioning business as well as cost escalations. Continued spending on marketing, advertising and new product programs decreased operating margin by 0.6 percentage points to 13.3 percent.

     During the quarter, Air Conditioning Systems and Services received a “best buy” award from Consumers Digest magazine for two of its residential models and launched national television advertising campaigns for its Trane and American Standard brands. In addition, large commercial air conditioning contracts signed during the quarter included ones for Allen County (Indiana) Library, Atlanta (Georgia) Public Schools, Harlandale (Texas) Independent School District, Mall Plaza Norte (Chile), New South Wales (Australia) Department of Health, Progressive Insurance and Wells Fargo. The company also added nine global/national accounts.

     BATH AND KITCHEN sales increased 11 percent to $568.8 million. Segment income was $35.7 million, down 17 percent compared with last year. Unfavorable product mix, spending on new products and marketing programs, expenses associated with the previously announced closure of a plant in Italy and price pressure caused the segment income decline, which was lessened by productivity initiatives and the resolution of previously reported isolated operating issues. Operating margin was 6.3 percent, down 2.1 percentage points.

     “During the quarter, we resolved Bath and Kitchen’s operating issues, and we absorbed the expenses of a plant closing,” said Poses. “We’re now working hard to improve margins in this business for both the short- and long-term. Our investments in new products and marketing are enhancing sales growth and brand position and, along with our productivity and cost-reduction actions, will help produce a better product mix and operating margin for the future.”

     During the quarter, Bath and Kitchen introduced America’s Best™ Flushing System in the new Champion toilet at the largest U.S. industry trade show and began taking orders from wholesalers in June. With independent testing that validates its top flushing performance, the Champion is seeing positive early acceptance. The Sottini brand, launched at Lowe’s at the beginning of the year, is now in 500 stores and is selling well. The Standard Collection™ received Home Magazine’s top new product award that the company accepted with Home Depot. In Europe, Bath and Kitchen unveiled new designer lines and “total bathroom” suites at major trade shows in Spain and the U.K., started brand repositioning efforts in France with a product road show and press event, and rolled out a super-shower product line to showrooms throughout Greece. In China, Bath and Kitchen launched 130 new models, which expanded the lifestyle product line named after various U.S. cities. The interest generated in these new models partially offset the temporary market decline caused by SARS.

– MORE –

VEHICLE CONTROL SYSTEMS second-quarter sales were $340.5 million, up 30 percent over second quarter last year. Because of increased content per vehicle, improved after-market sales and continued expansion into new segments, the business continued to outperform truck and bus markets around the world. In addition, Vehicle Control Systems expanded its global sales penetration. Segment income was $48 million, up 25 percent from second quarter last year. The combination of higher volume, favorable foreign exchange and productivity gains outpaced typical pricing patterns and cost escalations as well as increased spending on new products. In addition, the significant strengthening of the Euro during the quarter reduced the margin on sales primarily from Vehicle Control Systems to the U.S.-based Meritor WABCO joint venture. As a result of these factors, operating margin fell 0.6 percentage points to 14.1 percent.

     Starting in the fourth quarter, DAF, a leading European truck producer and a division of PACCAR, a world leader in commercial vehicles, will include WABCO’s electronic braking system in its new heavy-duty trucks. In addition, WABCO won a contract to supply electronic control units for air suspension systems on BMW’s new 5 Series of luxury automobiles, which start production next year.

– END –

PLEASE NOTE: American Standard Chairman and CEO Frederic Poses and Chief Financial Officer Peter D’Aloia will discuss the company’s performance and provide guidance on a two-way conference call for financial analysts at 9:30 a.m. EDT today. Related financial charts, reconciliation between GAAP and non-GAAP financial measures, and certain other information to be discussed on the conference call are available on the company’s Web site, www.americanstandard.com. Reporters and the public are invited to listen to the call, which will be broadcast on the Web site and archived for one year. For those unable to connect to the company’s Web site, you may listen via telephone. The dial-in number is (913) 981-4910. Please call five to ten minutes prior to the scheduled start time. The number of telephone connections is limited. A replay of the conference call will be available from 1:30 p.m. EDT today until 11:30 p.m. EDT on July 23. For the replay, please dial (719) 457-0820. The replay access code is 425524.

Comments in this news release contain certain forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments. Actual results may differ materially from these expectations as a result of many factors, relevant examples of which are set forth in the company’s 2002 Annual Report on Form 10-K and in the “Management’s Discussion and Analysis” section of the company’s Quarterly Reports on Form 10-Q. American Standard does not undertake any obligation to update such forward-looking statements.

American Standard is a global manufacturer with market leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; bath and kitchen products, sold under such brands as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 60,000 people and has manufacturing operations in 29 countries. American Standard is included in the S&P 500.

For more information, reporters may contact:

Lisa Glover, 732 980-6048, lglover@americanstandard.com, or Shelly London, 732 980-6175, slondon@americanstandard.com

For more information, investors and financial analysts may contact:

Gavin Bell, 732 980-6399, gbell@americanstandard.com, or Bruce Fisher, 732 980-6095, bfisher@americanstandard.com

Additional information is available at http://www.americanstandard.com. U.S. callers can listen to the latest news release and other corporate information by dialing (888) ASD-NEWS.

Copyright © 2003 American Standard Inc.

Financial Tables
Consolidated Statement of Operations
Data Supplement Sheet
Consolidated Balance Sheet
Operating Activities to Free Cash Flow (Quarter), (Year to Date) & (12 Months)

American Standard Companies Inc.
Consolidated Statement of Operations
(Unaudited)

	Three Months Ended June 30,
In millions
except per share data	2003	2002

Sales
Air Conditioning Systems and Services	$1,355.7	$1,311.9
Bath & Kitchen	568.8	512.0
Vehicle Control Systems	340.5	262.6

Total	$2,265.0	$2,086.5

Segment income
Air Conditioning Systems and Services	$179.9	$182.5
Bath & Kitchen	35.7	43.0
Vehicle Control Systems	48.0	38.5

Total	263.6	264.0
Equity in net income of unconsolidated joint ventures	6.7	5.9

	270.3	269.9

Interest expense	30.1	32.6
Corporate and other expenses	46.2	48.3

Income before income taxes	194.0	189.0
Income taxes	60.1	62.9

Net income	$133.9	$126.1

Net income per common share:

Basic	$1.86	$1.74

Diluted	$1.83	$1.71

Average outstanding common shares:
Basic	71.9	72.5
Diluted	73.2	73.9

American Standard Companies Inc.
Consolidated Statement of Operations
(Unaudited)

	Six Months Ended June 30,
In millions
except per share data	2003	2002

Sales
Air Conditioning Systems and Services	$2,439.4	$2,360.2
Bath & Kitchen	1,111.7	980.6
Vehicle Control Systems	664.5	507.6

Total	$4,215.6	$3,848.4

Segment income
Air Conditioning Systems and Services	$262.9	$264.7
Bath & Kitchen	70.8	81.9
Vehicle Control Systems	94.7	72.0

Total	428.4	418.6
Equity in net income of unconsolidated joint ventures	11.2	11.4

	439.6	430.0

Interest expense	60.3	66.0
Corporate and other expenses	92.8	89.5

Income before income taxes	286.5	274.5
Income taxes	88.8	91.4

Net income	$197.7	$183.1

Net income per common share:

Basic	$2.75	$2.53

Diluted	$2.70	$2.48

Average outstanding common shares:
Basic	72.0	72.3
Diluted	73.3	73.7

American Standard Companies Inc.
Data Supplement Sheet

This Data Supplement Sheet includes information on backlog and information excluding the effect of foreign exchange translation on operating results. Approximately half of the Company’s business is outside the U.S., therefore changes in exchange rates can have a significant impact on results when reported in U.S. Dollars. Management believes that excluding these effects is helpful in assessing the overall performance of the business.

In millions	Three Months Ended June 30,				Six Months Ended June 30,

	Reported	Reported	% Chg vs.	% Chg vs.	Reported	Reported	% Chg vs.	% Chg vs.
	2003	2002	2002	Excl. FX (1)	2003	2002	2002	Excl. FX (1)

Air Conditioning Systems and Services
Sales	1,355.7	1,311.9	3%	2%	2,439.4	2,360.2	3%	2%
Segment Income	179.9	182.5	-1%	-2%	262.9	264.7	-1%	-1%
Operating Margin	13.3%	13.9%	-0.6pts	-0.5pts	10.8%	11.2%	-0.4pts	-0.3pts
Backlog					610	628	-3%	-4%
Bath & Kitchen
Sales	568.8	512.0	11%	2%	1,111.7	980.6	13%	4%
Segment Income	35.7	43.0	-17%	-26%	70.8	81.9	-14%	-25%
Operating Margin	6.3%	8.4%	-2.1pts	-2.3pts	6.4%	8.4%	-2.0pts	-2.3pts
Vehicle Control Systems
Sales	340.5	262.6	30%	9%	664.5	507.6	31%	10%
Segment Income	48.0	38.5	25%	3%	94.7	72.0	32%	10%
Operating Margin	14.1%	14.7%	-0.6pts	-0.9pts	14.3%	14.2%	0.1pts	0.0pts
Backlog					504	482	5%	2%
Total Company
Sales	2,265.0	2,086.5	9%	3%	4,215.6	3,848.4	10%	4%
Segment Income	263.6	264.0	0%	-5%	428.4	418.6	2%	-4%
Operating Margin	11.6%	12.7%	-1.1pts	-1.0pts	10.2%	10.9%	-0.7pts	-0.8pts

(1)	Excluding the impact of foreign exchange translation on operating results

American Standard Companies Inc.
Consolidated Balance Sheet
(Unaudited)
(Dollars in millions)

	June 30,	December 31,
	2003	2002

Current Assets:
Cash and cash equivalents	$181.0	$96.6
Accounts receivable	1,155.7	881.4
Inventories:
Finished products	551.3	487.2
Products in process	165.3	137.6
Raw materials	176.4	145.9

	893.0	770.7
Future income tax benefits	54.9	48.7
Other current assets	277.2	217.0

Total Current Assets	2,561.8	2,014.4
Net facilities	1,455.1	1,430.1
Goodwill	1,059.5	1,012.8
Capitalized software	239.7	242.0
Debt issuance costs	23.7	26.5
Other assets	443.2	418.0

Total Assets	$5,783.0	$5,143.8

Current Liabilities:
Short-term debt	$69.5	$40.8
Accounts payable	777.6	601.6
Accrued payrolls	256.8	281.0
Current portion of warranties	127.7	118.0
Taxes on income	169.4	98.9
Other accrued liabilities	640.5	525.3

Total Current Liabilities	2,041.5	1,665.6
Long-Term Debt	1,912.6	1,918.4
Other Long-Term Liabilities
Reserve for post-retirement benefits	667.9	623.3
Long term portion of warranties	207.2	197.9
Deferred taxes on income	118.7	108.9
Other liabilities	389.7	399.9

Total Liabilities	5,337.6	4,914.0
Shareholders’ Equity
Preferred stock, 2,000,000 shares authorized none issued and outstanding	—	—
Common stock $.01 par value, 200,000,000 shares authorized; shares issued and outstanding:	0.7	0.7
72,094,908 in 2003 ; 72,613,736 in 2002
Capital surplus	736.0	724.4
Unearned compensation	(1.5)	(2.3)
Treasury stock	(583.8)	(534.6)
Retained earnings	625.7	428.0
Foreign currency translation effects	(255.5)	(309.2)
Deferred gain/(loss) on hedge contracts, net of tax	(0.2)	(2.0)
Minimum pension liability adjustment, net of tax	(76.0)	(75.2)

Total Shareholders’ Equity	445.4	229.8

Total Liabilities & Shareholders’ Equity	$5,783.0	$5,143.8

American Standard Companies Inc.
Reconciliation of Net Cash Provided (Used) By
Operating Activities before Proceeds from Initial Sale of Receivables to Free Cash Flow
(Unaudited)

In millions	Three Months Ended June 30,

	2003	2002

Cash provided by operating activities:
Net Income	$133.9	$126.1
Adjustments to reconcile net income to net cash provided by operating activities	71.4	60.9

Net cash provided by operating activities before proceeds from initial sale of receivables	205.3	187.0
Proceeds from initial sale of receivables	—	182.0

Net cash provided by operating activities	205.3	369.0

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(40.4)	(42.9)
Proceeds from disposals of property	—	6.2

Free cash flow with proceeds from initial sale of receivables	164.9	332.3
Proceeds from initial sale of receivables	—	(182.0)

Free cash flow without proceeds from initial sale of receivables	$164.9	$150.3

Note:	This statement reconciles net cash provided (used) by operating activities before proceeds from initial sale of receivables to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.
Reconciliation of Net Cash Provided (Used) By
Operating Activities before Proceeds from Initial Sale of Receivables to Free Cash Flow
(Unaudited)

In millions	Six Months Ended June 30,

	2003	2002

Cash provided by operating activities:
Net Income	$197.7	$183.1
Adjustments to reconcile net income to net cash provided by operating activities	47.0	(0.7)

Net cash provided by operating activities before proceeds from initial sale of receivables	244.7	182.4
Proceeds from initial sale of receivables	—	182.0

Net cash provided by operating activities	244.7	364.4

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(80.9)	(75.2)
Proceeds from disposals of property	0.3	9.4

Free cash flow with proceeds from initial sale of receivables	164.1	298.6
Proceeds from initial sale of receivables	—	(182.0)

Free cash flow without proceeds from initial sale of receivables	$164.1	$116.6

Note:	This statement reconciles net cash provided (used) by operating activities before proceeds from initial sale of receivables to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.
Reconciliation of Net Cash Provided (Used) By
Operating Activities before Proceeds from Initial Sale of Receivables to Free Cash Flow
(Unaudited)

In millions	Twelve Months Ended December 31,

	2003 Estimate	2002

Net cash provided by operating activities before proceeds from initial sale of receivables	$650.0 - 690.0	$542.2
Proceeds from initial sale of receivables	—	81.4

Net cash provided by operating activities	650.0 - 690.0	623.6
Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(230.0 - 250.0)	(212.0)
Proceeds from disposals of property	0 - 10.0	21.4
Proceeds from initial sale of receivables	—	(81.4)

Free cash flow without proceeds from initial sale of receivables	$410.0 - 450.0	$351.6

Note:	This statement reconciles net cash provided (used) by operating activities before proceeds from initial sale of receivables to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.